EXHIBIT 99.1
FIRST TOWER HOLDINGS OF DELAWARE LLC
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Independent Auditor's Report	F-2
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-4
Consolidated Statements of Income and Comprehensive Income for the year ended December 31, 2013 and the period from March 14, 2012 (inception) through December 31, 2012	F-5
Consolidated Statements of Changes in Member's Equity for the year ended December 31, 2013 and the period from March 14, 2012 (inception) through December 31, 2012	F-6
Consolidated Statements of Cash Flows for the year ended December 31, 2013 and the period from March 14, 2012 (inception) through December 31, 2012	F-7
Notes to Consolidated Financial Statements	F-9

McGladrey LLP

McGladrey

Independent Auditor's Report

To the Member
First Tower Holdings of Delaware LLC and Subsidiaries
New York, New York

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First Tower Holdings of Delaware LLC and Subsidiaries (the "Company") which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in members' equity, and cash flows for the year ended December 31, 2013 and the period from March 14, 2012 (Inception) through December 31, 2012, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Member of the RSM International network of independent accounting, tax and consulting firms.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from March 14, 2012 (Inception) through December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

McGladrey LLP

Raleigh, North Carolina
October 21, 2014

First Tower Holdings of Delaware LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2013 and 2012
	2013	2012
Assets
Cash and cash equivalents	$9,878,377	$16,610,302
Investment in trading securities	1,473,768	1,129,028
Investment securities available for sale	49,536,651	46,175,176
Finance receivables, net	421,309,663	401,491,682
Prepaid reinsurance premiums	392,662	1,693,866
Reinsurance receivable and recoverable	1,687,537	2,066,701
Other receivables	686,865	575,513
Real estate acquired by foreclosure	797,935	687,962
Property and equipment, net	8,563,664	6,455,383
Deferred policy acquisition costs	874,979	—
Intangible assets, net	23,384,176	26,454,439
Goodwill	122,558,807	136,176,452
Debt issue costs, net	3,068,778	4,732,242
Other assets	543,920	393,974
Total assets	$644,757,782	$644,642,720

Liabilities and Members' Equity
Liabilities:
Notes payable	$550,160,326	$521,855,889
Unearned premiums	38,531,397	31,766,614
Policy claim reserves	2,524,084	2,571,538
Accounts payable and accrued expenses	5,801,282	5,298,256
Deferred tax liabilities, net	3,003,771	1,853,351
Other liabilities	1,383,523	1,371,583
Total liabilities	601,404,383	564,717,231

Commitments and contingencies

Equity:
Member's Equity	44,694,981	43,194,981
Accumulated deficit	(55,468,042)	(22,150,086)
Accumulated other comprehensive income (loss), net of income tax effect of ($144,981) and $162,603 as of December 31, 2013 and 2012, respectively	(243,306)	261,873
Total member's equity	(11,016,367)	21,306,768
Non-controlling interest	54,369,766	58,618,721
Total equity	43,353,399	79,925,489
Total liabilities and member's equity	$644,757,782	$644,642,720
See Notes to Consolidated Financial Statements

First Tower Holdings of Delaware LLC and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
Year Ended December 31, 2013 and
Period from March 14, 2012 (inception date) through December 31, 2012
	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Revenues:
Interest and fee income from finance receivables	$162,687,677	$87,050,055
Insurance premiums	23,613,523	7,663,327
Net investment income	770,771	333,183
Net realized investment gains	110,837	43,950
Other income	9,982,617	6,468,437
Total revenues	197,165,425	101,558,952

Expenses:
Interest expense	63,530,125	33,372,863
Policyholders' benefits	5,105,706	2,497,300
Salaries and fringe benefits	33,260,015	14,445,084
Provision for credit losses	59,937,057	32,987,984
Acquisition costs	—	14,436,974
Other operating expenses	58,790,515	19,152,370
Total expenses	220,623,418	116,892,575
Loss before income taxes	(23,457,993)	(15,333,623)
Provision for income taxes	1,527,828	3,436,423
Net loss	(24,985,821)	(18,770,046)
Less: net income attributable to non-controlling interest	8,332,135	3,380,040
Net loss attributable to First Tower Holdings of Delaware, LLC	$(33,317,956)	$(22,150,086)

Other comprehensive income (loss):
Net loss	$(24,985,821)	$(18,770,046)
Unrealized holding gains on securities	(650,223)	329,430
Reclassification adjustments for amounts included in net loss	19,537	(2,498)
Other comprehensive income (loss)	(630,686)	326,932
Comprehensive loss	(25,616,507)	(18,443,114)
Less: comprehensive income attributable to non-controlling interests	8,206,628	3,445,100
Comprehensive loss attributable to First Tower Holdings of Delaware, LLC	$(33,823,135)	$(21,888,214)
See Notes to Consolidated Financial Statements.

First Tower Holdings of Delaware LLC and Subsidiaries
Consolidated Statements of Changes in Member's Equity
Year Ended December 31, 2013 and
Period from March 14, 2012 (inception date) through December 31, 2012

	Member	Accumulated Deficit	Non-controlling interest	Accumulated Other Comprehensive Income (Loss)	Total
Opening balance	$—	$—	$—	$—	$—
Net Loss		(22,150,086)	3,380,040		(18,770,046)
Capital contribution	43,192,983		61,522,008		104,714,991
Distributions to non-controlling interest	—		(6,386,172)		(6,386,172)
Change in net unrealized gain in investment securities			65,060	261,873	326,933
Other	1,998		37,785		39,783
Balance, December 31, 2012	43,194,981	(22,150,086)	58,618,721	261,873	79,925,489
Net Loss		(33,317,956)	8,332,135		(24,985,821)
Capital contribution	1,500,000				1,500,000
Distributions to non-controlling interest			(12,525,339)		(12,525,339)
Change in net unrealized loss in investment securities			(125,507)	(505,179)	(630,686)
Other			69,756		69,756
Balance, December 31, 2013	$44,694,981	$(55,468,042)	$54,369,766	$(243,306)	$43,353,399
See Notes to Consolidated Financial Statements.

First Tower Holdings of Delaware LLC and Subsidiaries
Consolidated Statements Of Cash Flows
Year Ended December 31, 2013 and
Period from March 14, 2012 (inception date) through December 31, 2012
	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Cash Flows From Operating Activities
Net loss	$(24,985,821)	$(18,770,046)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,208,165	3,475,684
Amortization of discount on securities, net	1,206,979	867,887
Loss on sales of investments - net	31,639	(4,046)
Gain on trading securities held	(142,476)	(39,904)
Loss on sales of assets	52,104	3,279
Loss from sales and impairments of real estate	237,494	148,600
Deferred income tax provision	1,527,828	3,436,423
Provision for credit losses	59,937,057	32,987,984
Compensation expense	69,756	—
Net loan costs deferred	(1,853,270)	(2,528,210)
Vested member compensation expense	—	37,786
Purchase of Trading securities	(1,500,907)	(24,825)
Proceeds from sales of trading securities	1,298,643	—
Changes in operating assets and liabilities:
Reinsurance recoverables	1,680,368	(1,564,478)
Receivables	(111,352)	(52,377)
Other assets	(149,946)	(86,532)
Deferred policy acquisition cost	(874,979)	—
Policy claim reserves	(47,454)	43,361
Accounts payable and accrued expenses	508,841	1,176,190
Unearned premiums	6,764,783	14,505,207
Other liabilities	11,938	165,150
Net cash provided by operating activities	63,869,390	33,777,133

(continued on next page)

	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Cash Flows From Investing Activities
Loans originated	(556,300,281)	(318,147,693)
Loans repaid or sold	477,608,635	237,518,065
Proceeds from sales of investment in real estate	442,415	333,299
Proceeds from calls or maturities of investment securities	5,026,869	5,036,261
Proceeds from sales of investment securities	5,793,902	1,686,673
Purchases of investment securities	(16,434,774)	(9,411,468)
Proceeds from sales of property and equipment	79,180	39,550
Purchase of property and equipment	(3,796,359)	(1,090,098)
Acquisition of First Tower, net of cash acquired	—	(104,985,909)
Net cash used in investing activities	(87,580,413)	(189,021,320)
Cash Flows From Financing Activities
Net changes in short-term borrowings	19,804,437	32,358,853
Proceeds from credit facility	8,500,000	104,188,866
Contribution from member	1,500,000	43,192,983
Contribution from non-controlling interest	—	4,274,899
Debt issue cost paid	(300,000)	(5,774,940)
Distribution to non-controlling interest	(12,525,339)	(6,386,172)
Net cash used in financing activities	16,979,098	171,854,489
Increase (decrease) in cash and cash equivalents	(6,731,925)	16,610,302
Cash and cash equivalents:
Beginning of year or period	16,610,302	—
End of year or period	$9,878,377	$16,610,302

Supplemental Disclosures of Cash Flow Information
Real estate acquired in satisfaction of finance receivables	$790,000	$440,000
Cash payments for interest	$66,543,102	$32,713,434
See Notes to Consolidated Financial Statements.

First Tower Holdings of Delaware LLC and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies
First Tower Holdings of Delaware LLC (“FT DE”) is a Delaware Limited Liability Company formed in 2012 to hold an 80.1% equity interest in First Tower Holdings LLC (“FT Holdings”). FT Holdings is a Mississippi limited liability company and is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries - First Tower, LLC (“First Tower”), Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (“AFIC”), and American Federated Life Insurance Company (“AFLIC”). FT DE and FT Holdings are collectively referred to as “the Company”. The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices principally located in Mississippi, Louisiana, Alabama, Illinois and Missouri. In addition, the Company writes credit insurance when requested by its loan customers.

FT DE is a wholly-owned subsidiary of Prospect Capital Corporation (“Prospect Capital”). Prospect Capital is a publicly-traded financial services company that lends to and invests in various businesses and assets as regulated by the Investment Company Act of 1940 as a Business Development Company.

The Company was incorporated on March 14, 2012 (the “Inception Date”) the and effectively began operations on June 15, 2012 with the acquisition and contribution of the above described subsidiaries as more fully described in Note 2. Upon consummation of the transaction, FT Holdings became the new owner of the operating subsidiaries through its 100% ownership of a newly formed limited liability company, First Tower. The operating subsidiaries were converted from corporations to limited liability companies with the exception of the two insurance companies, which remain corporations.

The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company's products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state's specific laws and regulations.

Each of the Company’s branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed, govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

A summary of the Company’s significant accounting policies follows:

Principles of consolidation: In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, a company’s consolidated financial statements are required to include subsidiaries in which the company has a controlling financial interest. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. These consolidated financial statements are presented as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing financial statements in accordance with GAAP, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the year or period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, impairment of goodwill, deferred tax assets and liabilities and the valuation of investments.

Investment in Trading Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as a trading security. Changes in the unrealized gains and losses of this investment are recognized through earnings. Dividends on trading securities are recognized in net investment income.

Investment Securities Available-for-Sale: Investments in debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other-than-temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security’s amortized cost basis. In estimating other-than-temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.

Premiums and discounts on debt securities are recognized as adjustments to net investment income using the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of investment securities are determined using the specific identification method.

Fair Value Measurements: The Company carries its trading securities, and its investment securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

Level 1	Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Level 2	Valuations derived for similar assets in active markets, or other inputs that are observable or can be corroborated by market data.

Level 3
Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity's best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flows. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value.

To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Finance Receivables: Finance receivables are stated at the amount of unpaid principal and finance charges, including deferred loan costs, and reduced by unearned finance charges, unearned discounts and an allowance for credit losses. Non-refundable loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the finance receivable yield over the contractual life of the related loan using the interest method. Unamortized amounts are recognized in income when finance receivables are renewed or paid in full.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at the lesser of the outstanding finance receivable amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure.  Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property.  A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis.  Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as income. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the identifiable net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangibles with finite lives are amortized over their estimated useful lives. Additionally, during 2013, the Company elected to early adopt the accounting alternative permitted for private companies and began amortizing goodwill over ten years using the straight-line method. Goodwill and other intangible assets are subject to impairment testing annually or more frequently if events or circumstances indicate possible impairment. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company’s goodwill or its other intangible assets during 2013.

Debt Issue Costs: Debt issue costs represents costs associated with obtaining the Company’s credit facility, and is amortized on a straight-line basis over the life of the related financing agreement which approximates the interest method. Amortization expense for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012 approximated $1,925,000 and $1,042,000, respectively, and is included in interest expense.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized over the life of the underlying insurance contracts.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company’s finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78’s method for payoffs and renewals. Since a significant percentage of the Company’s precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78’s basis. The difference between income previously recognized under the interest yield method and the Rule of 78’s method is recognized as an adjustment to interest income at the time of the renewal or payoff.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Commissions earned from the sale of accidental death and dismemberment insurance coverage and motor club memberships to finance customers are recognized at the time of origination. The Company has no future obligations related to the sale of these products. Other income includes commissions earned of approximately $9,012,000 and $5,885,000 for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012, respectively.

Credit Losses: For periods subsequent to the acquisition date of the acquired finance receivables portfolio and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company's loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company's finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

Policy Claim Reserves: Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings.

Reinsurance Receivable: The Company has reduced its exposure relating to credit accident and health insurance through a quota share reinsurance agreement. Amounts recoverable from the reinsurer are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Effective December 31, 2012, the reinsurance agreement was terminated for all new business. The receivable will be fully recovered when unearned premiums on the ceded policies reaches $0.

Income Taxes: FT DE and FT Holdings and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are considered non-taxable entities. Taxable income or loss is reported by the Company’s members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. Because 2012 was the first taxable year for the Company, that is the only year subject to income tax examinations.

Cash and Cash Equivalents: The Company considers certificates of deposit and all highly liquid short-term securities with original maturities of three months or less to be cash equivalents.

Fair Value Disclosures of Financial Instruments: The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated balance sheets for these financial instruments approximate their fair values.

Investment Securities: The fair value of investments in trading securities and securities available-for-sale are generally obtained from independent pricing services based upon valuations for similar assets in active markets or other inputs derived from objectively verifiable information.

Finance Receivables: The fair value of finance receivables approximates the carrying value since the estimated life, assuming prepayments, is short-term in nature.

Other Receivables and Payables: The carrying amounts reported in the consolidated balance sheets approximate their fair values.

Notes Payable: The carrying amounts of borrowings under the line-of-credit agreements reported in the consolidated balance sheets approximate their fair values as the interest charged for these borrowings fluctuate with market changes.

Comprehensive Income: Comprehensive income for the Company consists of net earnings and changes in unrealized gains on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of income and comprehensive income.

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $4,912,000 and $2,433,000 for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012, respectively.

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award’s vesting period.

Recent Accounting Prounouncements: In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-2, Comprehensive Income (Topic 220): Reporting Amounts Reclassified out of Accumulated Other Comprehensive Income. ASU 2013-2 requires entities to disclose certain information relating to amounts reclassified out of accumulated other comprehensive income. This pronouncement is effective for nonpublic entities prospectively for reporting periods beginning after December 15, 2013. The Company is currently evaluating the impact the adoption of this accounting standards update could have on its consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to eliminate diversity in practice. This ASU requires companies to net their unrecognized tax benefits against all same-jurisdiction net operating losses or tax credit carryforwards that would be used to settle the position with a tax authority. This guidance is effective prospectively for annual reporting periods beginning on or after December 31, 2013 and interim periods therein. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.

During January 2014, the FASB issued ASU No. 2014-02, Intangibles - Goodwill and Other (Topic 350): Accounting for Goodwill. This ASU permits a private company to subsequently amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. It also permits a private company to apply a simplified impairment model to goodwill. Under the goodwill accounting alternative, goodwill should be tested for impairment when a triggering event occurs that indicates that the fair value of a company (or a reporting unit) may be below its carrying amount. A private company that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the company level or the reporting unit level. The accounting alternative, if elected, should be applied prospectively to goodwill existing as of the beginning of the period of adoption and to new goodwill recognized in annual periods beginning after December 15, 2014. Early application is permitted, including application to any period for which the entity’s annual or interim financial statements have not been made available for issuance. The Company elected to early adopt this accounting standard during 2013 and began amortizing goodwill over a ten year period.

In January 2014, the FASB issued ASU 2014-04, Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force, which clarifies when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This ASU states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This guidance is effective beginning for annual periods beginning after December 15, 2014, and may be applied using either a modified retrospective transition method or a prospective transition method as described in ASU 2014-04. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The new standard clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016. The Company is currently evaluating the effect the adoption of ASU 2014-09 may have on the consolidated financial statements and disclosures.

Note 2. Contribution of Acquired Businesses
On June 15, 2012, Prospect Capital acquired an 80.1% majority-interest in all of the operating subsidiaries of First Tower Corp. for $110.2 million in cash and 14.5 million shares of Prospect Capital's common stock pursuant to a purchase agreement. As part of the agreement, First Tower contributed its remaining 19.9% interest in its operating subsidiaries to the FT Holdings and then exchanged the interest in this limited liability company for 19.9% of First Tower Corp.’s outstanding common shares held by trusts beneficially owned by its chief executive officer. Prospect Capital then exchanged its 80.1% interest in the operating subsidiaries for an 80.1% interest in the Company.

First Tower Corp. and its signing shareholders have agreed to indemnify Prospect Capital against certain matters including, among others, breaches of certain representations and warranties and adverse regulatory developments (subject to an earn-back provision). In connection therewith approximately $50 million of the total purchase price ($20 million relating to general business representations and warranties and $30 million relating to specific regulatory matters) was being held in escrow through December 31, 2013.

Since the $20 million held in escrow relates to the facts and circumstances that existed as of the acquisition date as opposed to future events or conditions being met, it has not been accounted for as contingent consideration but has been included in the consideration transferred by the purchasers.

The $30 million escrow relates to specific regulatory events which could occur subsequent to the acquisition date and outside the control of the seller. Accordingly, it is accounted for as contingent consideration. Management has evaluated the probability of the specific regulatory events occurring as unlikely based on known facts and circumstances. Accordingly, the full $30 million held in escrow has been included in the purchase price allocated to the net assets acquired. Management’s evaluation of the probability of the occurrence of the regulatory events was based on significant judgment and inputs that are not observable in the market which are considered Level 3 inputs under ASC Section 820.

A summary of consideration paid or payable as of June 15, 2012 (date of consummation) was as follows:

Cash paid at closing	$110,200,000
Estimated fair value of restricted stock issued	160,571,369
Estimated fair value of LLC interest contributed	57,247,109
Total net consideration	$328,018,478

The Company incurred transaction related costs of approximately $15,723,000 which were paid through cash contributions of the members and included approximately $5,775,000 of debt issue costs which were capitalized and approximately $9,452,000 which was expensed as incurred prior to June 15, 2012. In addition, approximately $496,000 of expenses were incurred subsequent to June 15, 2012, relating to the transaction.

During 2013 and 2014, all escrow funds were released by the escrow agent to the sellers and its shareholders.

The estimated fair value of the assets acquired and liabilities assumed as of June 15, 2012, the date of the transaction consummation and contribution by members to the Company, are detailed on the opening consolidated balance sheet and are summarized as follows:

Assets acquired:
Cash, cash equivalents and investment securities	$50,099,444
Finance receivables	351,761,950
Receivables	2,719,225
Property, equipment and other real estate	6,812,765
Deferred tax assets and other assets	2,091,025
Identifible intangible assets	28,212,500
Goodwill	136,176,452
Total assets acquired	577,873,361
Liabilities assumed:
Notes payable	224,736,801
Insurance liabilities	19,789,584
Accounts payable and other liabilities	5,328,498
Total liabilities assumed	249,854,883
Total net consideration	$328,018,478

For the assets acquired and liabilities assumed, the Company utilized Level 1 and Level 2 inputs to determine the fair value of cash equivalents, trading securities, securities available for sale, and notes payable. Level 3 inputs were used for determining the fair value of all other acquired assets and liabilities. The methodology and significant assumptions used in estimating the fair values of the identifiable intangible assets represented the future benefit of the revenues expected to be derived from these assets based upon transactions in the consumer finance industry. For deferred revenue relating to unearned insurance premiums, assumptions were based on estimated costs for fulfillment efforts plus a reasonable profit. The significant methodologies and assumptions for financial instruments are more fully described in Note 1.

Note 3. Investment Securities
The cost or amortized cost of securities available-for-sale and their fair values at December 31, 2013 and 2012 were as follows:

	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
December 31, 2013
Debt securities:
U.S. Government agencies and corporations	$7,612,186	$7,440,515	$3,953	$175,624
Obligations of states and political subdivisions	26,151,621	25,860,654	125,159	416,126
Corporate securities	14,745,737	14,763,422	118,145	100,460
Residential mortgage-backed securities	756,473	731,087	—	25,386
Commercial mortgage-backed securities	749,002	740,973	2,271	10,300
Total investment securities	$50,015,019	$49,536,651	$249,528	$727,896

December 31, 2012
Debt securities:
U.S. Government agencies and corporations	$4,525,040	$4,528,228	$5,494	$2,306
Obligations of states and political subdivisions	23,603,946	23,833,519	324,806	95,233
Corporate securities	15,245,065	15,522,532	281,879	4,412
Residential mortgage-backed securities	837,954	855,490	17,547	11
Commercial mortgage-backed securities	1,433,705	1,435,407	10,170	8,468
Total investment securities	$45,645,710	$46,175,176	$639,896	$110,430

As of December 31, 2013 and 2012, accumulated other comprehensive income (loss) includes unrealized gains (losses) on available-for-sale securities, net of income tax effects, of approximately ($304,000) and $327,000, respectively.

The length of time impaired available-for-sale securities have been held in a loss position are as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2013
U.S. Government agencies and corporations	$3,115,552	$22,541	$1,958,318	$153,083	$5,073,870	$175,624
Obligations of states and political subdivisions	13,854,644	298,337	1,569,119	117,789	15,423,763	416,126
Corporate securities	5,526,887	85,748	664,537	14,712	6,191,424	100,460
Residential mortgage-backed securities	731,086	25,386	—	—	731,086	25,386
Commercial mortgage-backed securities	467,227	10,300	—	—	467,227	10,300
Total	$23,695,396	$442,312	$4,191,974	$285,584	$27,887,370	$727,896

December 31, 2012
U.S. Government agencies and corporations	$2,297,184	$2,306	$—	$—	$2,297,184	$2,306
Obligations of states and political subdivisions	3,883,196	95,233	—	—	3,883,196	95,233
Corporate securities	3,340,421	4,412	—	—	3,340,421	4,412
Residential mortgage-backed securities	160,253	11	—	—	160,253	11
Commercial mortgage-backed securities	812,189	8,468	—	—	812,189	8,468
Total	$10,493,243	$110,430	$—	$—	$10,493,243	$110,430

Substantially all gross unrealized losses at December 31, 2013 and 2012 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers' continued satisfaction of the securities' obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company’s intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2013 the Company had 127 debt securities with temporary impairments, including ten U.S. government securities, 69 securities classified as obligations of state and political subdivisions, 43 securities classified as corporate securities, three investments classified as mortgage-backed securities and two investments classified as commercial mortgage-backed securities. As of December 31, 2012 the Company had 44 debt securities with temporary impairments, including three U.S. government securities, 22 securities classified as obligations of state and political subdivisions, four securities classified as corporate securities, one investment classified as mortgage-backed security, and four investments classified as commercial mortgage-backed securities.

Management of the Company evaluates securities for other-than-temporary impairment no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

The Company segregates the other-than-temporary impairment impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.

The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any other-than-temporary impairment with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security’s remaining amortized cost is recognized in other comprehensive income or loss.

The amortized cost and fair value of debt securities at December 31, 2013, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

	December 31, 2013
	Cost or Amortized Cost	Fair Value
Due in one year or less	$5,818,325	$5,823,972
Due after one year but less than five years	17,188,619	17,259,981
Due after five years but less than ten years	23,927,234	23,424,242
Due after ten years	1,575,366	1,556,396
Mortgage-backed securities	1,505,475	1,472,060
Total investment securities available-for-sale	$50,015,019	$49,536,651

Investment securities with amortized cost of approximately $3,057,000 and with estimated fair values of $3,080,000 at December 31, 2013, were pledged by the Company with various states as required by state law. Investment securities with amortized cost of approximately $3,077,000 and with estimated fair values of $3,081,000 at December 31, 2012, were pledged by the Company with various states as required by state law.

Major categories of net investment income are summarized as follows for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012:

	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Debt securities	$721,447	$421,026
Common stocks	202,265	31,186
Mortgage and collateral loans	7,800	7,800
Cash and short-term investments	457	807
	931,969	460,819
Investment expenses	(161,198)	(127,636)
Net investment income	$770,771	$333,183

Net realized investment gains are summarized as follows for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012:

	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Gross realized gains on sale of securities available-for-sale	$14,910	11,201
Gross realized losses on sale of securities available-for-sale	(46,549)	(7,155)
Gain from investments in trading securities held	142,476	39,904
Net realized investment gains	$110,837	$43,950

Proceeds from sales of investment securities aggregated approximately $1,299,000 and $1,687,000 for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012, respectively.

Note 4. Finance Receivables
Finance receivables were as follows:

	December 31, 2013	December 31, 2012
Consumer finance receivables:
Personal property	$476,832,230	$453,128,738
Real estate	43,665,858	53,533,780
Sales finance	102,659,880	88,164,882
	623,157,968	594,827,400
Add (deduct):
Net deferred origination costs	4,381,480	2,528,210
Unearned income	(164,182,157)	(159,789,040)
Unearned discount on acquired loans	(9,242,643)	(22,750,623)
Allowance for credit losses	(32,804,985)	(13,324,265)
Finance receivables, net	$421,309,663	$401,491,682

Changes in the allowance for credit losses were as follows during the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012:

	Year Ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Balance at beginning of year or period	$13,324,265	$—
Provision for credit losses	59,937,057	32,987,984
Receivables charged-off	(52,562,233)	(25,222,699)
Charge-offs recovered	12,105,896	5,558,980
Balance at end of year or period	$32,804,985	$13,324,265

The balance in the allowance for credit losses by portfolio segment at December 31, 2013 and 2012 were as follows:

	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
December 31, 2013
Personal Property	$12,535,995	$(49,610,961)	$11,355,276	$56,902,235	$31,182,545	$353,542,477	8.8%
Real Estate	145,641	(422,774)	58,864	418,207	199,938	27,954,965	0.7%
Sales Finance	642,629	(2,528,498)	691,756	2,616,615	1,422,502	68,235,726	2.1%
Total	$13,324,265	$(52,562,233)	$12,105,896	$59,937,057	$32,804,985	$449,733,168	7.3%

December 31, 2012
Personal Property	—	$(23,652,251)	$5,191,438	$30,996,808	$12,535,995	$320,970,554	3.9%
Real Estate	—	(272,834)	52,586	365,889	145,641	31,347,387	0.5%
Sales Finance	—	(1,297,614)	314,956	1,625,287	642,629	59,969,796	1.1%
Total	—	$(25,222,699)	$5,558,980	$32,987,984	$13,324,265	$412,287,737	3.2%

The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2013 and 2012 were as follows:

December 31, 2013	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$415,630,566	$47,439,548	$13,759,974	$2,142	$476,832,230
Real Estate	38,485,840	4,522,937	591,422	65,659	43,665,858
Sales Finance	98,857,928	3,054,278	723,329	24,345	102,659,880
Total	$552,974,334	$55,016,763	$15,074,725	$92,146	$623,157,968

December 31, 2012
Personal Property	$400,281,768	$40,473,267	$12,361,662	$12,041	$453,128,738
Real Estate	47,713,134	5,192,700	450,162	177,784	53,533,780
Sales Finance	84,498,507	2,908,225	758,150	—	88,164,882
Total	$532,493,409	$48,574,192	$13,569,974	$189,825	$594,827,400

Nonperforming loans consisted of loans past due greater than 150 days and approximated $92,000 and $190,000 at December 31, 2013 and 2012, respectively. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $4,583,000 and $4,478,000 at December 31, 2013 and 2012, respectively.

Note 5. Reinsurance
The Company is party to a quota share reinsurance agreement that ceded 40% of its credit accident and health business written prior to January 1, 2013 in order to limit its exposure on credit disability coverages. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders. Failure of any reinsurer to honor its obligations could result in losses to the Company.

The ceded reinsurance agreement contains a retrospective rating provision that results in a favorable adjustment to the reinsurance premiums if certain underwriting results are achieved on the reinsured business during the experience period. The Company estimates the amount of ultimate premium adjustment that the Company may earn upon completion of the experience period and recognizes an asset for the difference between the initial reinsurance premiums paid and the estimated ultimate premium. The Company adjusts such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment is recorded as either a reduction of or an increase to the ceded premiums for the year. Included in reinsurance recoverables at December 31, 2013 and 2012 are estimated receivables relating to the retrospective rating provisions of approximately $1,215,000 and $1,343,000, respectively. During the year ended December 31, 2013 and period from March 14, 2012 (inception date) through December 31, 2012 ceded premiums have been reduced by retrospective premium adjustments of approximately $482,000 and $1,093,000, respectively.

The effect of reinsurance on premiums written and earned is as follows for the year end December 31, 2013:

	Year ended December 31, 2013		Period from March 14, 2012 (inception date) through December 31, 2012
	Written	Earned	Written	Earned
Direct	$30,256,508	$22,190,544	$21,924,783	$8,060,341
Ceded	1,422,979	1,422,979	(664,730)	(397,014)
Net premiums	$31,679,487	$23,613,523	$21,260,053	$7,663,327

Note 6. Property and Equipment
Property and equipment at December 31, 2013 and 2012 is as follows:

	Estimated Useful Lives	December 31, 2013	December 31, 2012
Land		$307,320	$307,320
Building and improvements	15 to 40 years	2,104,397	2,104,897
Office furniture and fixtures	5 to 10 years	1,161,970	821,086
Data processing equipment	3 years	4,559,523	2,040,118
Automotive equipment	3 years	1,328,411	1,018,466
Leasehold improvements	5 years	1,215,642	835,129
		10,677,263	7,127,016
Less: accumulated depreciation		2,113,599	671,633
Property and equipment, net		$8,563,664	$6,455,383

Depreciation expense for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012 approximated $1,557,000 and $672,000, respectively.

Note 7. Goodwill and Intangible Assets
A summary of goodwill and its estimated finite life is as follows:

	Estimated Useful Lives	December 31, 2013	December 31, 2012
Goodwill	10 years	$136,176,452	$136,176,452
Less: accumulated amortization		13,617,645	—
Goodwill, net		$122,558,807	$136,176,452

A summary of the other intangible assets and their estimated finite lives were as follows:

	Estimated Useful Lives	December 31, 2013	December 31, 2012
Trade names	5 to 15 years	$24,400,000	$24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700
		28,212,500	28,212,500
Less: accumulated amortization		4,828,324	1,758,061
Intangible assets, net		$23,384,176	$26,454,439

Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2013 approximated $13,618,000 and $3,070,000, respectively. Aggregate amortization expense for intangible assets for the period from March 14, 2012 (inception date) through December 31, 2012 approximately $1,758,000. The estimated amortization expense of goodwill and the finite-lived intangible assets for future years is summarized as follows:

2014	$16,232,244
2015	15,718,131
2016	15,456,187
2017	15,251,812
2018	15,224,312
Thereafter	68,060,297
Total	$145,942,983

Note 8. Indebtedness and Credit Arrangements
On June 15, 2012, FT DE entered into a revolving credit agreement with Prospect Capital (the “PSEC Facility”), pursuant to which FT DE borrowed $244,760,235. The PSEC Facility bears a 20% coupon rate and has a five-year term. On October 18, 2012, the PSEC Facility was increased by $20,000,000 to $264,760,235. On December 30, 2013, the PSEC Facility was further increased by $8,500,000 to $273,260,235.

The PSEC Facility grants PSEC a net revenues and distributions received interest (“Net Revenues Interest”) equal to 5.0% of the FT DE’s net revenues and distributions received. For the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012, Net Revenues Interest expense was approximately $2,500,000 and $1,300,000, respectively.

Also on June 15, 2012, the Company entered into a new revolving loan agreement to provide for a total credit facility of up to $400,000,000 which terminates on June 15, 2016. Borrowings are limited to a borrowing base as defined in the related agreement.

Borrowings under the revolving loan agreement bear interest at an annualized referenced rate equal to the higher of (i) the federal funds rate plus 0.50%, (ii) the lenders prime rate, or (iii) LIBOR plus 1%, and adjusted for an applicable margin based upon the current borrowing availability. The applicable margin ranges from 1.50% to 3.00% depending on the reference rate and borrowing availability percentage as defined in the agreement. Borrowings are collateralized by substantially all of the Company’s consumer finance assets, including all finance receivables and intangibles.

The loan agreement contains covenants which place restrictions on the Company, including limitations on distributions, additional indebtedness, transactions with affiliates, and require that certain minimum interest coverage and senior debt leverage ratios be maintained. At December 31, 2013, the Company was in compliance with the covenants.

In addition, the Company has a $7,000,000 revolving line of credit with a bank which expires June 30, 2014. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate of 3.75%, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and certain deeds of trust.

At December 31, 2013 and 2012, the amount outstanding under the revolving loan agreement was approximately $271,759,000 and $251,186,000, respectively, with an average effective interest rate of 3.68% and 4.12%, respectively. The amount outstanding under the revolving line of credit with the bank was approximately $5,141,000 with an interest rate of 4.39% at December 31, 2013 and $5,910,000 with an interest rate of 3.75% at December 31, 2012. Interest is payable monthly.

Note 9. Policy Claim Liabilities
Activity in policy claim reserves, including claim adjustment expenses for the year ended from December 31, 2013 and period from March 14, 2012 (inception date) through December 31, 2012, is summarized as follows:

	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Balance at beginning of year or period	$2,571,538	$2,528,177
Less: reinsurance recoverables	674,746	675,274
Net balance at beginning of year or period	1,896,792	1,852,903

Incurred related to:
Current year or period	5,547,196	2,721,408
Prior years	(441,490)	(224,108)
Total incurred	5,105,706	2,497,300

Paid related to:
Current year or period	3,589,178	2,072,249
Prior years	1,302,281	381,162
Total paid	4,891,459	2,453,411

Net balance at end of year or period	2,111,039	1,896,792
Reinsurance recoverables	413,045	674,746
Balance at end of year or period	$2,524,084	$2,571,538

Note 10. Income Taxes
The Company’s insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The provisions for income taxes of the Company’s insurance subsidiaries for the year ended December 31, 2013 and period from March 14, 2012 (inception date) through December 15, 2012 consisted of the following:

	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Current benefit	$—	$—
Deferred expense	1,527,828	3,436,423
Provision for income taxes	$1,527,828	$3,436,423

The Company did not have unrecognized tax benefits as of December 31, 2013 and 2012 and does not expect this to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2013 and 2012, the Company had no accrued interest or penalties related to uncertain tax positions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company’s insurance subsidiaries. The tax effects of significant items comprising the Company’s net deferred tax liability and asset were as follows:

	December 31, 2013	December 31, 2012
Deferred tax assets:
Policy claim reserves and unearned premiums	$2,172,755	$2,167,003
Net operating loss carryforward	1,952,934	1,625,390
Unrealized holding loss on trading securities	180,703	—
	4,306,392	3,792,393
Less: valuation allowance	—	—
Total deferred tax assets	4,306,392	3,792,393

Deferred tax liabilities:
Reinsurance recoverables	249,152	87,500
Goodwill and intangible assets	43,101	505,399
Deferred acquisition costs	6,949,882	4,835,062
Unrealized holding gain on trading securities	68,028	15,263
Unrealized gain on securities available for sale	—	202,520
Total deferred tax liabilities	7,310,163	5,645,744
Net deferred tax liabilities	$(3,003,771)	$(1,853,351)

The provision for income taxes differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

	Year ended December 31, 2013	Period from March 14, 2012 (inception date) through December 31, 2012
Consolidated loss before taxes	$(23,457,993)	(15,333,623)
Less: non-taxable entities	(22,686,120)	(16,012,557)
(Loss) Income before taxes from taxable entities	$(771,873)	$678,934

Tax based on federal statutory rate	$(262,437)	237,627
Mark-to-market adjustments	2,394,521	3,047,347
Non taxable interest income	(176,948)	(106,175)
State income taxes and other	38,990	257,624
Adjustment to prior year taxes	(430,104)	—
Transactional costs	(247,269)	—
Goodwill	211,075	—
Provision for income taxes	$1,527,828	$3,436,423

The Company's insurance subsidiaries have approximately $5,099,000 in federal net operating loss carryforwards that will expire in 2032, if not used.

Note 11. Employee Profit Sharing Plan
The Company has a profit sharing plan covering substantially all the Company’s employees that includes a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $360,000 and $433,000 for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012.

Note 12. Member’s Equity
FT DE is a single-member limited liability company with Prospect Capital as the sole member. Its operations and management are governed by the Operating Agreement of First Tower Holdings of Delaware LLC dated March 14, 2012.

On June 14, 2012, the Company received an initial contribution from its sole member of approximately $43,200,000.

On December 30, 2013, the Company received a second contribution from its sole member of $1,500,000.

Note 13. Statutory Financial Information of Insurance Subsidiaries
Generally accepted accounting principles (GAAP) differ in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income and stockholder’s equity of the Company’s insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2013 and 2012:

	Year ended December 31, 2013		Period from March 14, 2012 (inception date) through December 31, 2012
	Net Income (Loss)	Stockholder's Equity	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	$(2,299,526)	$73,033,267	$(2,757,253)	$76,886,777

Adjustments to:
Non-admitted assets	1,600	(50,270)	935	(53,520)
Reinsurance receivables	—	55,001	—	563,336
Investment securities and related unrealized gains	424,592	(1,223,560)	315,498	(2,840,678)
Deferred acquisition costs	(6,936,756)	(20,628,322)	(13,691,577)	(13,691,577)
Goodwill and intangible assets	4,551,165	(38,310,663)	214,345	(42,861,829)
Policy claim reserves and unearned premiums	6,882,516	(1,017,353)	8,783,791	(8,408,206)
Deferred income taxes and income taxes payable	1,527,828	5,622,722	3,436,423	2,921,809
Asset valuation and interest maintenance reserves	47,587	(168,820)	24,024	(168,464)
Statutory basis	$4,199,006	$17,312,002	$(3,673,814)	$12,347,648

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000.

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries’ regulatory agency. At December 31, 2013 and 2012, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company’s capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company’s risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company’s risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2013 and 2012 (latest information available), the Company’s insurance subsidiaries were in compliance with these minimum capital requirements as follows:

	December 31, 2013		December 31, 2012
	AFLIC	AFIC	AFLIC	AFIC

Total adjusted capital	$8,139,231	$9,242,097	$6,337,191	$6,073,796
Authorized control level risk-based capital	$646,982	$2,959,300	$648,812	$1,765,669
Ratio of adjusted capital to risk based capital	12.6:1	3.1:1	9:8:1	3:4:1

Note 14. Leases
The Company leases office facilities under noncancellable operating leases. Rental expense approximated $1,909,000 and $952,000 for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 15, 2012, respectively. Future minimum lease payments at December 31, 2013 are as follows:

Years ending:
2014	$1,557,188
2015	1,336,440
2016	988,128
2017	666,103
2018	240,938
Thereafter	104,149
$4,892,946

Note 15. Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company’s customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri.

At December 31, 2013, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $9,084,000.

Note 16. Fair Value Measurements
The fair value measurements by input level at December 31, 2013 and 2012 for assets and liabilities measured at fair value on a recurring basis follow:

	December 31, 2013
	Total	Level 1	Level 2	Level 3
Trading securities - equity:
Mutual funds	$1,473,768	$1,473,768	—	—
Available-for-sale securities:
U.S. Government agencies and corporations	7,440,515	7,192,739	247,776	—
Obligations of states and political subdivisions	25,860,654	—	25,860,654	—
Corporate securities	14,763,422	—	14,763,422	—
Residential mortgage-backed securities	731,087	—	731,087	—
Commercial mortgage-backed securities	740,973	—	740,973	—
Total investments	$51,010,419	$8,666,507	$42,343,912	—

	December 31, 2012
	Total	Level 1	Level 2	Level 3
Trading securities - equity:
Mutual funds	$1,129,028	$1,129,028	—	—
Available-for-sale securities:
U.S. Government agencies and corporations	4,528,228	3,373,290	1,154,938	—
Obligations of states and political subdivisions	23,833,519	—	23,799,319	34,200
Corporate securities	15,522,532	—	15,522,532	—
Residential mortgage-backed securities	855,490	—	855,490	—
Commercial mortgage-backed securities	1,435,407	—	1,435,407	—
Total investments	$47,304,204	$4,502,318	$42,767,686	$34,200

Changes in 2013 Level 3 securities relate to the sale of a state and political subdivision security that resulted in a realized loss of approximately $12,000. As of December 31, 2013 there were no securities measured using Level 3 inputs.

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). In addition, to the assets and liabilities measured at fair value at date of acquisition (see Note 2), assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities subject to measurement at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the year ended December 31, 2013 and period from March 14, 2012 (inception date) through December 31, 2012, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2013 and period from March 14, 2012 (inception date) through December 31, 2012 were not material.

Note 17. Disclosures About Fair Value of Financial Instruments

The carrying values and approximate fair values of the Company’s financial instruments were as follows:

	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$9,878,377	$9,878,377	$16,610,302	$16,610,302
Trading securities	1,473,768	1,473,768	1,129,028	1,129,028
Investment securities available-for-sale	49,536,651	49,536,651	46,175,176	46,175,176
Finance receivables - net	421,309,663	421,309,663	401,491,682	401,491,682

Financial Liabilities:
Notes payable	$550,160,326	$550,160,326	$521,855,889	$521,855,889

Certain financial instruments are not carried at fair value in the accompanying consolidated balance sheets, including receivables, payables and accrued liabilities. The carrying amount of financial instruments not carried at fair value is a reasonable estimate of their fair value because of the generally short periods of time in which these related assets or liabilities are expected to be realized or liquidated, and because they do not present unanticipated credit concerns.

The estimated fair values are significantly affected by assumptions used, principally the timing of future cash flows, the discount rate, judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument. Potential tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.

Note 18. Contingencies
As of December 31, 2013, the Company is involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, based on its experience with lawsuits alleging similar claims, management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements. Accordingly, with respect to these matters, no provision for loss or liability has been provided in the consolidated financial statements.

The Company's insurance subsidiaries are required by law to participate in the guaranty associations of the various states in which they are licensed to do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies operating in similar lines of business. As a result, the Company is exposed to undeterminable future assessments resulting from the insolvency of other insurers. For the year ended December 31, 2013 and period from March 14, 2012 (inception date) through December 31, 2012, the expenses incurred related to guaranty assessments were minimal.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This act established the Consumer Financial Protection Bureau (“CFPB”) as a federal authority responsible for administering and enforcing the laws and regulations for consumer financial products and services. The legislation does not specifically target installment lending and is specifically prohibited from instituting federal usury interest rate caps.

However, it is unclear to what extent the CFPB will impact the future regulation of the industry in which the Company operates.

Note 19. Related Party Transactions
Prospect Capital provides managerial assistance to the portfolio companies it controls. The nature and extent of managerial assistance provided will vary according to the particular needs of each portfolio company. Example of such activities include advice on marketing, operations, fulfillment and overall strategy, capital budgeting, managing relationships with financing sources, recruiting management personnel, evaluating acquisition and divestiture opportunities, participating in board and management meetings, consulting with and advising officers of portfolio companies, and providing other organizational and financial guidance.  For the year ended December 31, 2013 and period from March 14, 2012 (inception date) through December 31, 2012, FT DE incurred managerial assistance costs of approximately $2,400,000 and $1,300,000, respectively.

Prospect Administration LLC, among other things, provides tax, finance and legal services to Prospect Capital.  For the year ended, FT DE paid Prospect Administration LLC approximately $225,000 for tax and accounting services.

For the period from March 14, 2012 (inception date) through December 31, 2012, FT DE incurred a structuring fee to Prospect Capital of approximately $8,000,000 for acting as the sole structuring agent and sole arranger for the acquisition of FT Holdings.

For the year ended December 31, 2013, FT DE paid Prospect Capital a structuring fee of $8,000,000 for serving as the sole structuring agent and sole arranger for the renegotiation and expansion of its $400,000,000 revolving credit facility with a third party.

Note 20. Subsequent Events
The Company has evaluated its subsequent events (events occurring after December 31, 2013) through October 21, 2014, which represents the date the financial statements were available to be issued.

On June 24, 2014, FT Holdings entered into a senior subordinated loan agreement with Prospect Capital and the Company’s management of approximately $251,000,000 and $63,000,000, respectively, totaling $314,000,000.  The loan bears an initial coupon rate of 17.0% and has a five-year term.  The Company used the proceeds to partially repay approximately $251,000,000 of the PSEC Facility.  Concurrently, the Company converted approximately $23,700,000 of the PSEC Facility to common equity resulting in complete satisfaction and termination of the PSEC Facility.

Also on June 24, 2014, Prospect Capital and the Company terminated the Managerial Assistance Agreement dated June 14, 2012.